Weave Communications Appoints Edward Robson and Ryan Dubin to Board of Directors
Enters into Cooperation Agreement with Engine Capital and 2717 Partners

LEHI, Utah--(BUSINESS WIRE)-- Weave Communications, Inc. (NYSE: WEAV) (“Weave” or the “Company”), a leading vertical SaaS platform that delivers AI-powered patient engagement and payment solutions for small and medium-sized healthcare practices, today announced the appointment of two new independent directors, Ryan Dubin and Edward Robson, to its Board of Directors (the “Board”), effective immediately. These appointments were made in connection with a cooperation agreement with Engine Capital, L.P. (“Engine Capital”) and 2717 Partners LP (“2717 Partners”) and certain affiliates.
Mr. Robson brings extensive experience in private equity and public market investing, having served on multiple technology company boards and worked with management to unlock shareholder value. Mr. Dubin brings significant investment and corporate advisory experience, with deep expertise in corporate strategy, capital allocation, and capital markets, and extensive experience helping boards and management teams to create value.
The Board will form a new Finance Committee to support long-term shareholder value. The Finance Committee will include David Silverman, Tyler Newton, Edward Robson, and Ryan Dubin, chaired by Mr. Silverman. Messrs. Dubin and Robson were appointed as Class III directors. Mr. Dubin will serve on the Audit and Finance Committees, and Mr. Robson will serve on the Nominating and Governance and Finance Committees. In accordance with the cooperation agreement, the Board will promptly begin a search for a third independent director with executive-level software operating experience, who will be appointed as a Class II director once identified.
“We appreciate the constructive and productive dialogue we have had with Engine Capital and 2717 Partners,” said Brett White, Chief Executive Officer of Weave Communications. “Our recent performance underscores the strength of our business model, reflected in consistent top-line growth, expanding margins, and disciplined cash generation. With this agreement in place, we are well-positioned to build on that momentum and drive long-term value for our shareholders.”
"We are pleased to have reached this agreement,” said Stuart Harvey, Weave’s Chairman of the Board. “Ryan and Edward bring expertise in capital markets, operations, and value creation, as well as experience scaling technology platforms that align with our goal of driving long-term, sustainable value for all Weave shareholders as the company continues to expand its market presence."
Arnaud Ajdler, Managing Partner of Engine Capital, said: “We appreciate the Board’s engagement. We believe Weave is well positioned given its leadership in patient engagement. The appointment of three new independent directors and the formation of the Finance Committee reflect a shared commitment to execution and shareholder value creation. We look forward to working constructively with the Board and management.”
Edward Robson, Founder and Chief Investment Officer of 2717 Partners, said: “As a shareholder in Weave, we appreciate the Board and management’s constructive engagements with 2717 and Engine to support long-term value creation. I look forward to leveraging my deep experience partnering with technology and software companies, and working collaboratively with my fellow directors and management to build on the company’s momentum and deliver sustainable value for all shareholders.”
The cooperation agreement includes customary standstill, voting, committee appointment rights, and related provisions and will be filed with the U.S. Securities and Exchange Commission on Form 8-K.
About Edward Robson
Mr. Robson is the Founder and Chief Investment Officer of 2717 Partners, an investment firm that applies a private equity value-creation approach in the public markets. He previously served as a Senior Investment Professional at Siris Capital Group and The Riverside Company, as well as Vice President of Long Arc Capital, and held earlier investment roles at Castle Harlan and Fulcrum Equity

Partners. Mr. Robson holds an MBA from Harvard Business School and an undergraduate degree from Emory University.
About Ryan Dubin
Mr. Dubin is a Director at Engine Capital, a value-oriented special situations fund that invests both actively and passively in companies . His responsibilities include sourcing and evaluating investment opportunities as well as monitoring portfolio risk and position sizing. Prior to joining Engine Capital, Mr. Dubin spent his career in investment banking where he focused on helping companies unlock value through M&A, Restructuring and Capital Market transactions across multiple industries at both Perella Weinberg Partners and Deutsche Bank. Mr. Dubin received a Bachelor of Science in Accounting from Penn State University.
Advisors
Jefferies LLC is serving as financial advisor to Weave Communications, and Orrick, Herrington & Sutcliffe LLP is serving as legal counsel. Olshan Frome Wolosky LLP is acting as legal counsel to Engine Capital and 2717.
About Weave
Weave is a leading AI-powered patient communications and engagement platform purpose-built for small and medium-sized healthcare practices. Operating at the center of patient interactions, Weave brings together AI agent and staff conversations across voice and text into unified, intelligent workflows that power the entire patient journey. Authorized integrations with practice management systems enable Weave to power critical practice operations, such as scheduling, verification of insurance eligibility, and collecting payments. By embedding AI directly into practice workflows, Weave reduces administrative burden and delivers real-time insights that help practices run smarter and grow with confidence. Serving nearly 40,000 customer locations, Weave was named a 2026 Best Software Awards winner for healthcare software products by G2. To learn more, visit investors.getweave.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements including, among others, the quotations of contained in this press release. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include risks associated with: our ability to attract new customers, retain existing customers and increase our customers’ use of our platform; our ability to successful integrate our acquisition of TrueLark; our ability to manage our growth; the impact of unfavorable economic conditions and macroeconomic uncertainties on our company; our ability to maintain and enhance our brand and increase market awareness of our company, platform and products; customer adoption of our platform and products and enhancements thereto; customer acquisition costs and sales and marketing strategies; our ability to achieve profitability in any future period; competition; our ability to enhance our platform and products, including timely introducing our voice-enabled AI Receptionist across all vertical markets; interruptions in service; and the risks described in the filings we make from time to time with the Securities and Exchange Commission (“SEC”), including the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 5, 2026, which should be read in conjunction with our forward-looking statements and is available on the SEC Filings section of the Investor Relations page of our website at investors.getweave.com.
All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.